UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2014

LCA-VISION INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27610 (Commission File Number)	11-2882328 (IRS Employer Identification No.)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 792-9292

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Agreement.

Immediately following the closing of the Merger Agreement (defined below), the stock of LCA-Vision Inc. (the “Company”) was pledged as collateral pursuant to the PhotoMedex, Inc. (“PhotoMedex”) Credit Agreement. The terms of the Credit Agreement are set forth in the Current Report on Form 8-K of PhotoMedex filed May 12, 2014.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On May 12, 2014, the Company completed the merger contemplated by the Agreement and Plan of Merger, dated as of February 13, 2014 (the “Merger Agreement”), by and among the Company, PhotoMedex and Gatorade Acquisition Corp. (“Merger Sub”), resulting in the Company continuing as the surviving corporation and a wholly owned subsidiary of PhotoMedex.

At the effective time of the merger, each outstanding share of LCA common stock (other than dissenting shares, treasury shares, shares owned by PhotoMedex and its subsidiaries and shares owned by any subsidiary of LCA) was cancelled and converted into the right to receive $5.37 in cash, without interest and less any applicable withholding taxes. Immediately prior to the effective time of the merger, each outstanding option to acquire common stock granted under any LCA equity incentive plan, whether vested or exercisable, was cancelled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $5.37 over the per share exercise price of the option multiplied by (ii) the total number of shares of common stock subject to the option. Immediately prior to the effective time of the merger, each outstanding restricted stock unit award or other right to receive common stock granted under any LCA equity incentive plan, whether or not then vested or exercisable (including performance-based awards at target), was cancelled and converted into the right to receive $5.37 per share in cash, without interest and less any applicable withholding taxes.

The total amount of consideration payable in connection with the merger, including with respect to stock awards, is approximately $106.5 million in cash.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete disclosure provided in the Company’s definitive proxy statement filed by the Company with the SEC on March 24, 2014, as supplemented by the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2014.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01, Entry Into a Material Definitive Agreement.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the merger, the Company notified the Nasdaq Stock Market (“Nasdaq”) that the merger had been completed and requested Nasdaq to cease trading of the Company’s common stock on Nasdaq, suspend the listing of the Company’s common stock and file with the SEC an application on Form 25 to delist the Company’s common stock from Nasdaq and deregister the Company’s common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Nasdaq filed the Form 25 with the SEC on May 12, 2014.

In addition, the Company intends to file with the SEC a certification and notice of termination on Form 15, requesting the deregistration of the Company’s common stock under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Item 3.03. Material Modifications to Rights of Security Holders.

The information set forth in Item 2.01 is incorporated herein by reference. Upon the effective time of the merger, holders of the Company’s common stock (other than shares owned by the Company, shares owned by PhotoMedex or any of its subsidiaries, or shares for which appraisal rights were demanded and perfected), restricted stock units and stock options immediately prior to such effective time were cancelled and ceased to have any rights as stockholders of the Company (other than their right to receive $5.37 per share in cash, without interest and less any applicable withholding taxes or, in the case of each outstanding stock option, the option consideration equal to the excess of $5.37 over the per share exercise price of such option), and, accordingly, such holders no longer have any interest in the Company’s future earnings or growth.

Item 5.01. Changes in Control of Registrant.

The information set forth in Item 2.01 is incorporated herein by reference. The consideration paid in connection with the merger was funded by borrowing under the financing described in Item 1.01 above and cash on hand of PhotoMedex. The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to the more complete disclosure provided in the Company’s definitive proxy statement filed by the Company with the SEC on March 24, 2014, as supplemented by the Company’s Current Report on Form 8-K filed on April 30, 2014.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon the effective time of the merger and pursuant to the terms of the Merger Agreement, each of the existing directors of the Company ceased to serve as members of the Board of Directors. On the closing date, Dolev Rafaeli, Dennis M. McGrath and Yoav Ben-Dror became the sole members of the Board of Directors. The officers of the Company remain the same.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Upon the effective time of the merger, the Company’s certificate of incorporation and bylaws were amended and restated in their entirety. The amended and restated certificate of incorporation and the amended and restated bylaws of the Company are attached hereto as Exhibits 3.1 and 3.2, respectively, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

3.1	Amended and Restated Certificate of Incorporation of LCA-Vision Inc. as of May 12, 2014

3.2	Amended and Restated Bylaws of LCA-Vision Inc. as of May 12, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

/s/ Michael J. Celebrezze
Michael J. Celebrezze
Chief Executive Officer

Date: May 12, 2014